Exhibit 99.1
DENBURY ANNOUNCES PROVED RESERVES AND PRODUCTION
Increases Tertiary Proved Reserves by 36%
Increases Quarterly Tertiary Production by 8% Sequentially and 21% Year-over-Year

PLANO, TX - February 4, 2013 - Denbury Resources Inc. (NYSE: DNR) ("Denbury" or the "Company") today announced that its total estimated proved oil and natural gas reserves at December 31, 2012 were 409 million barrels of oil equivalent ("MMBOE"), consisting of 329 million barrels of crude oil, condensate and natural gas liquids, and 482 billion cubic feet (80 MMBOE) of natural gas. Reserves were 80% liquids and 60% proved developed, and 49% of such reserves were attributable to Denbury's carbon dioxide enhanced oil recovery (“CO2 EOR” or “tertiary”) operations. Nearly all of Denbury's reserves not attributable to CO2 EOR operations at year-end 2012 relate to planned future CO2 EOR operations. Also, year-end 2012 proved reserve estimates do not include the estimated 42 MMBOE of proved reserves associated with Denbury's pending acquisition of property interests in the Cedar Creek Anticline of Montana and North Dakota from ConocoPhillips in a transaction expected to close near the end of the first quarter of 2013 (the “CCA Acquisition”).

Denbury's aggregate proved reserve additions during 2012 were 114 MMBOE, primarily consisting of 57 MMBOE from CO2 EOR operations at Hastings and Oyster Bayou fields, 26 MMBOE from the acquisition of interests in the Thompson, Webster, and Hartzog Draw fields that Denbury plans to flood with CO2 in the future, and additions of 11 MMBOE in the Bakken area prior to its sale in the fourth quarter of 2012. These 2012 additions were offset by 26 MMBOE of production, the sale during the year of properties with combined proved reserves of 124 MMBOE, and minor revisions, including those related to lower natural gas prices. Total tertiary oil reserves at December 31, 2012 were 201 MMBOE, up 36% from the prior year-end level of 148 MMBOE, primarily as a result of initial bookings at Hastings and Oyster Bayou fields.

The estimated discounted net present value of Denbury's proved reserves at December 31, 2012, before projected income taxes, using a 10% per annum discount rate ("PV-10 Value", a non-GAAP measure), was $9.9 billion, using first-day-of-the-month 12-month average 2012 prices of $94.71 per barrel (“Bbl”) for oil and $2.85 per million British thermal unit (“MMBtu”) for natural gas. This represents a $0.7 billion decline from the prior year level as the strategic sale of properties with a PV-10 Value of $1.9 billion at year-end 2011 (using first-day-of-the-month 12-month average 2011 prices of $96.19 per Bbl for oil and $4.16 per MMBtu for natural gas) and the impact of lower oil and natural gas prices more than offset increases from additional tertiary reserves and acquired properties. The year-end 2012 PV-10 Value of proved reserves attributable to Denbury's tertiary oil activities was $6.8 billion, a $1.1 billion, or 19%, increase from the prior year level. Also, year-end 2012 PV-10 Values do not include any PV-10 Value of the pending CCA Acquisition, which is currently estimated at $1.1 billion using the same commodity price assumptions as those in Denbury's year-end 2012 report. On a pro forma basis, it is currently estimated that the CCA Acquisition would increase the Company's PV-10 Value to approximately $11 billion. Following is a preliminary reconciliation of the change in the Company's proved oil and natural gas reserve quantities between December 31, 2011 and December 31, 2012, along with the pro forma impact of the pending CCA Acquisition:

MMBOE
Balance at December 31, 2011	462
Extensions & discoveries and improved recoveries	86
Acquisitions	28
Sales	(124)
Estimated revisions due to price changes	(7)
Other estimated revisions	(10)
Estimated 2012 production	(26)
Balance at December 31, 2012	409
Estimated reserves from pending CCA Acquisition	42
Estimated pro forma reserves	451

Denbury's estimated proved CO2 reserves at year end 2012, increased 8% to 9.6 trillion cubic feet (“Tcf”). CO2 reserves are presented on a gross working interest or 8/8ths basis, except those reserves recently acquired from ExxonMobil which are reported net to Denbury's interest. Of these total CO2 reserves, 6.1 Tcf were in the Gulf Coast region and 3.5 Tcf were in the Rocky Mountain region. Denbury's acquisition of approximately one-third of ExxonMobil's CO2 reserves in LaBarge Field in Wyoming added approximately 1.3 Tcf to its Rocky Mountain region CO2 reserves.

Preliminary 2012 and Fourth Quarter Production

Based on preliminary data, Denbury's average annual production rate for 2012 was 71,689 barrels of oil equivalent per day (“BOE/d”) which included 35,206 barrels per day (“Bbls/d”) from tertiary properties and 14,847 BOE/d from properties sold in 2012. Preliminary estimated total fourth quarter 2012 production was 70,116 BOE/d which included 37,550 Bbls/d from tertiary properties and 10,064 BOE/d from the Bakken area assets the Company sold during such quarter. Quarterly total continuing production, which excludes production from the Bakken area assets sold during the fourth quarter of 2012, was 60,052 BOE/d, up 7% from the prior quarter continuing production levels, driven by an 8% sequential increase in tertiary production and a 6% sequential increase in non-tertiary production. Fourth quarter of 2012 tertiary production was 21% higher than the year ago quarter primarily due to strong contributions from the Company's newest CO2 floods at Hastings and Oyster Bayou fields and the expansion of existing CO2 floods at Delhi and Tinsley fields. The sequential increase in non-tertiary production during the fourth quarter of 2012 was primarily the result of properties acquired from ExxonMobil during such quarter, which contributed approximately 1,200 BOE/d to quarterly production. Denbury estimates current average net production from the properties to be acquired in the pending CCA Acquisition at approximately 11,000 BOE/d, of which 99% is oil and natural gas liquids. Assuming the acquisition closes as currently scheduled near the end of the first quarter of 2013, Denbury estimates the properties would contribute approximately 7,700 BOE/d to its full-year 2013 average daily production.

Preliminary 2012 Capital Expenditures

Denbury estimates that 2012 capital expenditures, excluding expenditures on acquisitions, capitalized interest, and tertiary startup costs, were approximately $1.45 billion, which was in-line with the budgeted amount. Of this amount, approximately $1.1 billion was spent on oil and natural gas development and exploration activities, with the remainder primarily spent on CO2 sources and infrastructure. Capital expenditures on properties Denbury sold in 2012 were approximately $0.4 billion.

Management Comment

Phil Rykhoek, Denbury's President and CEO, commented, "We finished a highly successful year for Denbury on a positive note with strong fourth quarter production. Annual production from our core business, CO2 EOR, increased 14% year-over-year in 2012, and was in the upper half of our production estimates. Also, the stock repurchase program we commenced in the fourth quarter of 2011 effectively improves our per-share metrics by about 8.5% through reduction of our outstanding shares. Our strong fourth quarter tertiary production rate sets us up to continue to deliver on our production estimates in 2013.

“Over the last year, we completed or entered into agreements on several strategic and tax efficient property transactions which not only add value, but more importantly, make us a nearly-pure CO2 EOR company. These asset transactions (i) increased our un-booked EOR reserve potential by 208 MMBOE (using the mid-point of the estimated ranges), a slight increase over our estimated un-booked reserve potential of the assets sold and a significant increase in expected value, (ii) nearly replaced the production of sold assets with that from the acquired or to-be-acquired assets, (iii) exchanged proved reserves with a high proved undeveloped component for reserves that are nearly all proved developed, which significantly increases our current free cash flow, and (iv) increased our Rocky Mountain CO2 reserves by 1.3 Tcf. We are now well positioned to execute on our long-term strategy, which we believe will continue to increase shareholder value for many years to come.

“Also of note, we recently began accepting CO2 from our first man-made (“anthropogenic”) source, Air Products' Port Arthur hydrogen production facility in Texas for injection into our operated Hastings Field. This project illustrates our unique ability to use and store anthropogenic CO2 that would otherwise be released into the atmosphere.

“At Denbury we have built a highly attractive asset base with excellent visibility on long-term oil production growth, a strong balance sheet that gives us tremendous financial flexibility and a workforce of highly technical, dedicated, and motivated employees focused on executing our plan. We look forward to more positive results in 2013 as we continue to build on our highly profitable, low-risk oil platform.”

Presentation and Fourth Quarter 2012 Results Conference Call

Phil Rykhoek will be presenting at the Credit Suisse Energy Summit on Wednesday, February 6, 2013, at 7:30 A.M. (Mountain) in Vail, Colorado. Denbury plans to post the slides for the presentation, which will include additional detail on estimated year-end 2012 reserves and 2012 production, to its website the evening of February 5, and such presentation will be webcast live and otherwise be available on Denbury's website for approximately 30 days thereafter.

Denbury will host a conference call to review and discuss fourth quarter 2012 financial and operating results on Thursday, February 21, 2013 at 10:00 A.M. (Central). Results will be released before the market opens on the day of the conference call and the full text of the news release will be available on the Company's website. Individuals who would like to participate should dial the applicable dial-in number listed below ten minutes before the scheduled start time and provide the confirmation number referenced below to the operator.

What: Fourth Quarter 2012 Results Conference Call
Date: Thursday, February 21, 2013
Time: 10:00 A.M. (Central) / 11:00 A.M. (Eastern)
Dial-in number: 800.230.1096
International dial-in number: 612.332.0725
Confirmation number: 260589

To access a live audio webcast of the conference call, please visit the investor relations section of the Company's website. The call will be archived on the website for at least 30 days, and a telephonic replay will be accessible for one month after the call by dialing 800.475.6701 or 320.365.3844 and entering confirmation number 260589.

Information on Reserves and PV-10 Value

Based upon Securities and Exchange Commission reserves regulations, Denbury's proved reserves at December 31, 2012 were computed using first-day-of-the-month 12-month average 2012 prices of $94.71 per Bbl of oil (based on NYMEX prices) and a Henry Hub cash price of $2.85 per MMBtu of natural gas, with necessary adjustments applied to each field to arrive at the net prices received by the Company. Using these prices, the PV-10 Value of Denbury's estimated proved reserves was $9.9 billion at December 31, 2012. Denbury's proved reserves at December 31, 2011 were computed using first-day-of-the-month 12 month-average 2011 prices of $96.19 per Bbl of oil and $4.16 per MMBtu of natural gas. PV-10 Value is a non-GAAP measure and is different than the Standardized Measure of Discounted Future Net Cash Flows ("Standardized Measure"), which measure will be presented in Denbury's upcoming Form 10-K, in that PV-10 Value is a pre-tax number, while the Standardized Measure includes the effect of estimated future income taxes. The Company estimates that its PV-10 Value at December 31, 2012 would change by $164 million for each dollar change in the oil price per barrel and $10 million for each $0.10 change in the natural gas price per MMBtu, if oil and natural gas prices were to change by relatively minor amounts. If oil and/or natural gas prices were to change significantly, it is likely that the price differentials and cost assumptions used in estimating the proved reserves would also need to be adjusted. Denbury's 2011 and 2012 year-end oil and natural gas reserves and its proved CO2 reserve quantities were prepared by the independent reservoir engineering firm of DeGolyer and MacNaughton.

Denbury is a growing independent oil and natural gas company. The Company is the largest combined oil and natural gas operator in both Mississippi and Montana, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage in the Rocky Mountain and Gulf Coast regions. The Company's goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, with its most significant emphasis relating to tertiary oil recovery operations. For more information about Denbury, please visit www.denbury.com.

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In this press release Denbury provides estimated year-end 2012 proved reserves information and preliminary production and capital expenditure information for its fiscal year 2012. Denbury has prepared the summary preliminary data in this release based on the most current information available to management. Denbury's normal closing and financial reporting processes with respect to the preliminary data herein have not been fully completed and, as a result, its actual results could be different from this summary preliminary information presented herein, and any such differences could be material.

This press release, contains forward-looking statements that involve risks and uncertainties, including estimated production along with quantities and PV-10 Value of proved oil and natural gas reserves of pending acquisitions, estimated quantities and PV-10 Value of proved oil and gas reserves and quantities of CO2 reserves, preliminary estimates of fourth quarter 2012 production, full-year 2012 production, and 2012 capital expenditures, CO2 EOR reserve potential, and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including Denbury's most recent reports on Form 10-K and Form 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially. The estimates of potential reserves in this news release, comprised of proved, probable and possible reserves based on the most recent drilling and technical data available to the Company, are more speculative than estimates of proved reserves and are subject to greater uncertainties, and accordingly the likelihood of recovering these reserves is subject to substantially greater risk.

DENBURY CONTACTS:
Phil Rykhoek, President and CEO, 972.673.2000
Mark Allen, Senior Vice President and CFO, 972.673.2000
Jack Collins, Executive Director, Investor Relations, 972.673.2028